Exhibit 10.12

SECOND AMENDED AND RESTATED
EXPORT-IMPORT BANK LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED EXPORT-IMPORT BANK LOAN AND SECURITY AGREEMENT dated December 31, 2008 (this "EXIM Agreement"), between SILICON VALLEY BANK ("Bank"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and SOCKET MOBILE, INC., a Delaware corporation ("Borrower"), whose address is 39700 Eureka Drive, Newark, California 94560 provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

RECITALS

A. Borrower and Bank have entered into that certain Amended and Restated Loan and Security Agreement (EXIM Program) dated March 24, 2008 (as the same has been amended, restated, or otherwise modified from time to time, the "Original EXIM Agreement") pursuant to which Bank has agreed to extend and make available to Borrower certain credit facilities.

B. Borrower and Bank have agreed to amend and restate the Original EXIM Agreement in its entirety pursuant to the terms of this EXIM Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and Borrower agree that the Original EXIM Agreement is amended and restated in its entirety as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this EXIM Agreement will be construed following GAAP Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation" in this or any Loan Document. This EXIM Agreement shall be construed to impart upon Bank a duty to act reasonably at all times.

2. LOAN AND TERMS OF PAYMENT

2.1 Advances.

Borrower will pay Bank the unpaid principal amount of all Advances and interest on the unpaid principal amount of the Advances. Borrower acknowledges and agrees that as of the Closing Date it has no offsets or defenses against the Bank under the Original EXIM Agreement

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms of this EXIM Agreement, Borrower may request that Bank finance specific EXIM Eligible Foreign Accounts. Bank may, in its sole discretion in each instance, finance EXIM Eligible Foreign Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account (the "Advance"). Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Account on a case by case basis. When Bank makes an Advance, the Eligible Account becomes a "Financed Receivable."

(b) Maximum Advances. The aggregate outstanding amount of all Advances, outstanding at any time may not exceed One Million Five Hundred Thousand Dollars ($1,500,000). Notwithstanding any other term or provision of this EXIM Agreement, the aggregate amount of Advances hereunder together with the aggregate amount of loan advances under the Domestic Loan Agreement shall not at any event exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

(c) Borrowing Procedure. To obtain an Advance, Borrower will deliver an Invoice Transmittal for each EXIM Eligible Foreign Account it offers and submit purchase orders and Export Orders in connection with such Advance. Bank may rely on information set forth in or provided with the Invoice Transmittal. Bank will credit Advances to Borrower's deposit account.

(d) Maturity. This Agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable on the EXIM Maturity Date, when all Advances and other amounts due under this EXIM Agreement are immediately payable.

(e) Credit Quality; Confirmations. Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder in order to approve any such Account Debtor's credit before agreeing to finance such Account. Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower's representations in Section 5.2) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

(f) Accounts Notification/Collection. Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify and/or collect the amount of the Account.

(g) Bank's Discretion. Notwithstanding anything to the contrary contained herein, this EXIM Agreement may be terminated by Borrower or Bank at any time, and Bank is not obligated to finance any EXIM Eligible Foreign Accounts. Bank and Borrower hereby acknowledge and agree that Bank's agreement to finance EXIM Eligible Foreign Accounts hereunder is discretionary in each instance. Accordingly, there shall not be any recourse to Bank, nor liability of Bank, on account of any delay in Bank's making of, and/or any decline by Bank to make, any loan or advance requested hereunder. If this EXIM Agreement is terminated by Bank or Borrower for any reason, Borrower shall pay to Bank a termination fee in an amount equal to one percent (1.0%) of the EXIM Facility Amount (the "Early Termination Fee"). The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank agrees to refinance and re-document this EXIM Agreement under another division of Bank (in its sole and exclusive discretion) prior to the EXIM Maturity Date.

2.1.2 Certain Receivables Billed/Payable Outside of the United States.

All accounts owing to Borrower or any affiliate of the Borrower that are billed and payable outside of the United States are not eligible for borrowing hereunder. However, such accounts may possibly be considered eligible, in the sole discretion of Bank, for borrowing under this credit facility only if all of the following conditions are satisfied: (a) each such loan party is a borrower under this EXIM Agreement; (b) all proceeds relating to any and all such accounts are remitted to the United States on a monthly basis (subject to certain de minimus retention for local expenses); (c) all such accounts are derived from eligible exports originating from the United States; (d) Bank obtains a perfected first priority security interest in all assets of the applicable borrowing entity or entities in the foreign location all as determined to be acceptable to Bank in its sole discretion; (e) the Bank obtains a legal opinion from counsel to the applicable borrowing entity or entities in the foreign location as to such matters as the Bank shall in its discretion determine are necessary or desirable, including, without limitation, that the collateral lien position of the Bank is fully enforceable; (f) such accounts are denominated in United States Dollars or other currencies acceptable to Bank and the EXIM Bank; (g) not more than 50% of the Eligible Accounts hereunder may consist of those that are billed and payable outside of the United States; (h) the advance rate for any such Accounts may not in any event exceed 70%; and (i) such other terms and conditions as to advance rate and other matters as are acceptable to Bank and EXIM Bank in their sole discretion.

2.1.3 Domestic Loan Agreement.

Bank and Borrower are parties to that certain Second Amended and Restated Loan and Security Agreement, dated the Closing Date (the "Domestic Loan Agreement"). Both this EXIM Agreement and the Domestic Loan Agreement shall continue in full forced and effect, and all rights and remedies under this EXIM Agreement and Domestic Loan Agreement are cumulative. The term "Obligations" as used in the Agreement and in the Domestic Loan Agreement shall include, without limitation, the obligation to pay when due all Credit Extensions made pursuant to this EXIM Agreement (the "EXIM Loans") and all interest thereof and the obligation to apply when due all Credit Extensions made pursuant to the Domestic Loan Agreement (the "Domestic Loans") and all interest thereon. Without limiting the generality of the foregoing, all "Collateral" as defined in this EXIM Agreement and defined in the Domestic Loan Agreement shall secure all EXIM Loans and all Domestic Loans and all interest thereon, and all other Obligations. Any Event of Default under this EXIM Agreement shall also constitute an Event of Default under the Domestic Loan Agreement and any Event of Default under the Domestic Loan Agreement shall constitute an Event of Default under this EXIM Agreement. In the event Bank assigns its right under the Domestic Loan Agreement or its rights under this EXIM Agreement to any third party, including without limitation, EXIM Bank, whether before or after the occurrence of any Event of Default, Bank shall have the right (but not any obligation), it its sole discretion, to allocate and apportion Collateral to this EXIM Agreement and/or to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to, or consent of, Borrower.

2.2 Collections, Interest Rate, Lockbox.

(a) Collections. Collections will be credited to the Financed Receivable Balance for such Financed Receivable, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses. If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.2(d).

(b) Finance Charges. In computing Finance Charges on the Obligations under this EXIM Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations three (3) Business Days after receipt of the Collections. Borrower will pay a finance charge (the "Finance Charge") on the Financed Receivable Balance which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance. The Finance Charge is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof. Because the Advance Rate may differ based on the type of EXIM Eligible Account, the Bank will from time to time, adjust the Finance Charge on Advances made at an Advance Rate of 60% so that the effective Finance Charge on such Advances is reasonably equivalent to the Finance Charge which applies to Advances based on an 80% Advance Rate. After an Event of Default, the Applicable Rate will increase an additional five percent (5.0%) per annum effective immediately upon the occurrence of such Event of Default.

(c) Lockbox. Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the "Lockbox"). It will be considered an immediate Event of Default if the Lockbox is not set-up and operational on the Closing Date.

(d) Account Collection Services. Upon receipt by Borrower of such proceeds, Borrower shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal. Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within three (3) days of receipt of such amounts by Bank, Bank will turn over to Borrower the proceeds of the Accounts other than Collections with respect to Financed Receivables and the amount of Collections in excess of the amounts for which Bank has made an Advance to Borrower, less any amounts due to Bank, such as the Finance Charge, the Facility Fee, payments due to Bank, other fees and expenses, or otherwise; provided, however, Bank may hold such excess amount with respect to Financed Receivables as a reserve until the end of the applicable Reconciliation Period if Bank, in its discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account at any time prior to the end of the subject Reconciliation Period. This Section does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein. All Accounts and the proceeds thereof are Collateral and if an Event of Default occurs, Bank may apply the proceeds of such Accounts to the Obligations.

2.3 Repayment of Obligations; Adjustments.

(a) Repayment. Borrower will repay each Advance on the earliest of: (i) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (ii) the date on which the Financed Receivable is no longer an EXIM Eligible Foreign Account, (iii) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (iv) the date on which there is a breach of any warranty or representation set forth in Section 5.2 , or a breach of any covenant in this EXIM Agreement or (v) the EXIM Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges, Collateral Handling Fees and all other amounts then due and payable hereunder or under the Domestic Loan Agreement.

(b) Repayment on Event of Default. When there is an Event of Default, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8, immediately without notice or demand from Bank) repay all of the Advances. The demand may, at Bank's option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, Collateral Handling Fee, the Early Termination Fee, attorneys' and professional fees, court costs and expenses, and any other Obligations.

(c) Debit of Accounts. Bank may debit any of Borrower's deposit accounts for payments or any amounts Borrower owes Bank hereunder. Bank shall promptly notify Borrower when it debits Borrower's accounts. These debits shall not constitute a set-off.

(d) Adjustments. If, at any time during the term of this EXIM Agreement, any Account Debtor asserts an Adjustment, Borrower issues a credit memorandum, or any of the representations and warranties in Section 5 or covenants in this EXIM Agreement are no longer true in all material respects, Borrower will promptly advise Bank.

2.4 Fees.

Borrower will pay:

(a) Bank Expenses. All Bank Expenses incurred through and after the date of this EXIM Agreement, (including reasonable attorneys' fees and expenses) payable when due.

(b) EXIM Bank Expenses. On the Closing Date, EXIM Bank Expenses incurred through the date hereof.

(c) Collateral Handling Fee. Borrower will pay to Bank a collateral handling fee equal to .70% per month of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year (the "Collateral Handling Fee"). This fee is charged on a daily basis which is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance. The Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof. In computing Collateral Handling Fees under this EXIM Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations three (3) Business Days after receipt of the Collections. After an Event of Default, the Collateral Handling Fee will increase an additional 0.50% effective immediately upon such Event of Default.

2.5 Use of Proceeds.

Borrower will use the proceeds of the Advances only for the purposes specified in the Borrower Agreement. Borrower will not use the proceeds of the Advances for any purpose prohibited by the Borrower Agreement.

2.6 EXIM Guarantee.

To facilitate the financing of EXIM Eligible Foreign Accounts, the EXIM Bank has agreed to guarantee the EXIM Advances made under this EXIM Agreement, pursuant to a Master Guarantee Agreement, Loan Authorization Agreement and (to the extent applicable) Delegated Authority Letter Agreement (collectively, the "EXIM Guarantee"). If, at any time after the EXIM Guarantee has been entered into by Bank, for any reason other than due to any action or inaction of Borrower under the EXIM Guarantee, (a) the EXIM Guarantee shall cease to be in full force and effect, or (b) if the EXIM Bank declares the EXIM Guarantee void or revokes any obligations thereunder or denies liability thereunder, and any Overadvance results from either of the foregoing, Bank shall provide notice of such Overadvance to Borrower, and Borrower shall immediately pay the amount of the excess to Bank. If, at any time after the EXIM Guarantee has been entered into by Bank, for any reason other than the one described in the foregoing sentence, (x) the EXIM Guarantee shall cease to be in full force and effect, or (y) the EXIM Bank declares the EXIM Guarantee void or revokes any obligations thereunder or denies liability thereunder, any such event shall constitute an Event of Default under this EXIM Agreement. Nothing in any confidentiality agreement in this EXIM Agreement or in any other agreement shall restrict Bank's right to make disclosures and provide information to the EXIM Bank in connection with the EXIM Guarantee.

2.7 EXIM Borrower Agreement.

Borrower shall execute and deliver a Borrower Agreement, in the form specified by the EXIM Bank, in favor of Bank and the EXIM Bank, together with an amendment thereto approved by the EXIM Bank to conform certain terms of such Borrower Agreement to the terms of this EXIM Agreement (as amended, the "Borrower Agreement"). When the Borrower Agreement is entered into by Borrower and the EXIM Bank and delivered to Bank, this EXIM Agreement shall be subject to all of the terms and conditions of the Borrower Agreement, all of which are hereby incorporated herein by this reference. From and after the time Borrower and the EXIM Bank have entered into the Borrower Agreement and delivered the same to Bank, Borrower expressly agrees to perform all of the obligations and comply with all of the affirmative and negative covenants and all other terms and conditions set forth in the Borrower Agreement as though the same were expressly set forth herein. In the event of any conflict between the terms of the Borrower Agreement (if then in effect) and the other terms of this EXIM Agreement, whichever terms are more restrictive shall apply. Borrower acknowledges and agrees that it has received a copy of the Loan Authorization Agreement which is referred to in the Borrower Agreement. If the Borrower Agreement is entered into by Borrower and the EXIM Bank and delivered to Bank, Borrower agrees to be bound by the terms of the Loan Authorization Agreement, including, without limitation, by any additions or revisions made prior to its execution on behalf of EXIM Bank. Upon the execution of the Loan Authorization Agreement by EXIM Bank and Bank, it shall become an attachment to the Borrower Agreement. Borrower shall reimburse Bank for all fees and all out of pocket costs and expenses incurred by Bank with respect to the EXIM Guaranty and the Borrower Agreement, including without limitation all facility fees and usage fees, and Bank is authorized to debit any of Borrower's deposit accounts with Bank for such fees, costs and expenses when paid by Bank.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Advance.

Bank's obligation to make the initial Advance is subject to the condition precedent that it receive the agreements, documents and fees it requires.

3.2 Conditions Precedent to all Advances.

Bank's obligations to make each Advance, including the initial Advance, is subject to the following:

(a) receipt of the Invoice Transmittal;

(b) Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1(e) and

(c) each of the representations and warranties in Section 5 shall be true on the date of the Invoice Transmittal and on the effective date of each Advance (except for those representations and warranties that relate specifically to an earlier date) and no Event of Default shall have occurred and be continuing, or result from the Advance. Each Advance is Borrower's representation and warranty on that date that the representations and warranties in Section 5 remain true (except for those representations and warranties that relate specifically to an earlier date); and

(d) the EXIM Guarantee will be in full force and effect.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.

Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower's duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Bank may place a "hold" on any deposit account pledged as Collateral.

4.2 Authorization to File.

Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank's interest in the Collateral.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Domestic Loan Documents.

The representations and warranties contained in the Domestic Loan Documents, which are incorporated into this EXIM Agreement, are true and correct.

5.2 Accounts Receivable.

(a) For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall meet the minimum Eligible Foreign Accounts requirements, as the case may be, set forth in Section 13.1 below.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower's Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Foreign Account in any Invoice Transmittal. To the best of Borrower's knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

6. AFFIRMATIVE COVENANTS

Borrower will do all of the following:

6.1 Domestic Loan Documents.

Borrower will comply with all the provisions of the Domestic Loan Documents.

6.2 EXIM Insurance.

If required by Bank, Borrower will obtain, and pay when due all premiums with respect to, and maintain uninterrupted foreign credit insurance. In addition, Borrower will execute in favor of Bank an assignment of proceeds of any insurance policy obtained by Borrower and issued by EXIM Bank insuring against comprehensive commercial and political risk (the "EXIM Bank Policy"). The insurance proceeds from the EXIM Bank Policy assigned or paid to Bank will be applied to the balance outstanding under this EXIM Agreement. Borrower will immediately notify Bank and EXIM Bank in writing upon submission of any claim under the EXIM Bank Policy. Then Bank will not be obligated to make any further Credit Extensions to Borrower without prior approval from EXIM Bank.

6.3 Borrower Agreement.

Borrower will comply with all terms of the Borrower Agreement. If any provision of the Borrower Agreement conflicts with any provision contained in this EXIM Agreement, the more strict provision, with respect to the Borrower, will control.

6.4 Terms of Sale.

Borrowers will, if required by EXIM Bank or Bank, cause all sales of products on which the Credit Extensions are based to be supported by one or more irrevocable letters of credit in an amount and of matter, naming a beneficiary and issued by a financial institution acceptable to Bank and negotiated by Bank.

6.5 Reporting Requirements.

Borrower shall deliver all reports, certificates and other documents to Bank as provided in the Borrower Agreement, including, without limitation, purchase orders and any other information that Bank and EXIM Bank may reasonably request. In addition, Borrower shall comply with the reporting requirements set forth in the Domestic Loan Documents.

6.6 Further Assurances.

Borrower will execute any further instruments and take further action as Bank requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this EXIM Agreement.

7. NEGATIVE COVENANTS

Borrower will not do any of the following:

7.1 Domestic Loan Documents.

Violate or fail to comply with the Domestic Loan Documents.

7.2 Borrower Agreement.

Violate or fail to comply with any provision of the Borrower Agreement.

7.3 EXIM Guarantee.

Take an action, or permit any action to be taken, that causes, or could be expected to cause, the EXIM Guarantee to not be in full force and effect.

8. EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1 Payment Default.

If Borrower fails to pay any of the Obligations within 3 days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

If Borrower violates any covenant in this EXIM Agreement or in any of the Domestic Loan Documents or the Borrower Agreement or an Event of Default occurs under this EXIM Agreement or the Domestic Loan Documents.

8.3 EXIM Guarantee.

If the EXIM Guarantee ceases for any reason to be in full force and effect, or if the EXIM Bank declares the EXIM Guarantee void or revokes any obligations under the EXIM Guarantee.

8.4 Domestic Loan Agreement.

The occurrence of any Event of Default under the Domestic Loan Agreement.

9. BANK'S RIGHTS AND REMEDIES

9.1 Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 of the Domestic Loan Documents occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower's benefit under this EXIM Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral; and

(g) Dispose of the Collateral according to the Code.

9.2 Power of Attorney.

Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank, regardless of whether there has been an Event of Default, to: (a) sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (b)demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank's or Borrower's name, as Bank chooses; (c) prepare, file and sign Borrower's name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics' lien or similar document; (d) notify all Account Debtors to pay Bank directly; (5) receive, open, and dispose of mail addressed to Borrower; (e) endorse Borrower's name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to this EXIM Agreement); and (f) execute on Borrower's behalf any instruments, documents, financing statements to perfect Bank's interests in the Financed Receivables and Collateral and do all acts and things necessary or expedient, as determined solely and exclusively by Bank, to protect, preserve, and otherwise enforce Bank's rights and remedies under this EXIM Agreement, as directed by Bank.

9.3 Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons Bank may make all or part of the payment or obtain insurance policies required in Section 6.5 of the Domestic Loan Agreement, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.5 Bank's Liability for Collateral.

If Bank complies with reasonable banking practices it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 Remedies Cumulative.

Bank's rights and remedies under this EXIM Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7 Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.8 EXIM Direction.

Upon the occurrence of an Event of Default, EXIM Bank shall have right to (i) direct Bank to exercise the remedies specified in Section 9.1 and (ii) request that Bank accelerate the maturity of any other loans to Borrower.

9.9 EXIM Notification.

Bank has the right to immediately notify EXIM Bank in writing if it has knowledge of any of the following events: (1) any failure to pay any amount due under this EXIM Agreement; (2) any failure to pay when due any amount payable to Bank under any Loan owing by Borrower to Bank; (3) the filing of an action for debtor's relief by, against or on behalf of Borrower; (4) any threatened or pending material litigation against Borrower, or any dispute involving Borrower.

If Bank sends a notice to EXIM Bank, Bank has the right to send EXIM Bank a written report on the status of events covered by the notice every 30 days after the date of the original notification, until Bank files a claim with EXIM Bank or the defaults have been cured (but no Advances may be required during the cure period unless EXIM Bank gives its written approval). If directed by EXIM Bank, Bank will have the right to exercise any rights it may have against the Borrower to demand the immediate repayment of all amount outstandings under the EXIM Loan Documents.

10. NOTICES

All notices or demands by any party about this EXIM Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses first written above. A Party may change its notice address by giving the other Party written notice.

11. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the EXIM Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this EXIM Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this EXIM Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower's actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES' AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12. GENERAL PROVISIONS

12.1 Successors and Assigns.

This EXIM Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this EXIM Agreement or any rights under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this EXIM Agreement.

12.2 Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

12.3 Time of Essence.

Time is of the essence for the performance of all obligations in this EXIM Agreement.

12.4 Severability of Provision.

Each provision of this EXIM Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Amendments in Writing, Integration.

All amendments to this EXIM Agreement must be in writing. This EXIM Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this EXIM Agreement merge into this EXIM Agreement and the Loan Documents.

12.6 Counterparts.

This EXIM Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7 Survival.

All covenants, representations and warranties made in this EXIM Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8 Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank's subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank's examination or audit and (v) as Bank considers appropriate exercising remedies under this EXIM Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

13. DEFINITIONS

13.1 Definitions.

Except as otherwise defined, terms that are capitalized in this EXIM Agreement will have the same meaning assigned in the Domestic Loan Documents. In this EXIM Agreement:

"Advance" or "Advances" is defined in Section 2.1.1(a).

"Advance Rate" is (i) eighty percent (80%) of EXIM Eligible Foreign Accounts which are hedged and covered by the EXIM working Capital Guarantee Program, and (ii) seventy percent (70%) of the EXIM Eligible Foreign Accounts which are covered by the EXIM working Capital Guarantee Program, provided, however, that with respect to any Account Debtor which is a distributor, the Advance Rate shall be sixty percent (60%).

"Applicable Rate" is a per annum rate equal to the greater of either (i) the Prime Rate plus two percent (2.0%), or (ii) six percent (6.0%).

"Borrower Agreement" is defined in Section 2.7.

"Buyer" is defined in the Borrower Agreement.

"Closing Date" is the date of this EXIM Agreement.

"Collateral" is the property described on Exhibit A.

"Collateral Handling Fee" is defined in Section 2.4(c).

"Country Limitation Schedule" shall mean the schedule published from time to time by EXIM Bank and provided to Borrower by Bank which sets forth on a country by country basis whether and under what conditions EXIM Bank will provide coverage for the financing of export transactions to countries listed therein.

"Credit Extension" is all Advances and each other extension of credit by Bank for Borrower's benefit under this EXIM Agreement.

"Domestic Loan Agreement" is defined in Section 2.1.3.

"Domestic Loan Documents" means the Domestic Loan Agreement, any note or notes executed by Borrower or any other agreement entered into in connection with the Domestic Loan Agreement, between Borrower and Bank.

"Early Termination Fee" is defined in Section 2.1.1(g).

"EXIM Bank" is the Export-Import Bank of the United States.

"EXIM Bank Expenses" are all audit fees and expenses; reasonable costs or expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the EXIM Loan Documents (including appeals or Insolvency Proceedings) and the fees that the Bank pays to the EXIM Bank in consideration of the issuance of the EXIM Guarantee.

"EXIM Bank Policy" is defined in Section 6.2.

"EXIM Eligible Foreign Accounts" shall mean those Accounts arising from the sale of items which are due and payable to Borrower in the United States which are acceptable to Bank and which are deemed to be eligible pursuant to the Loan Documents, but in no event shall EXIM Eligible Foreign Accounts include any Account:

(a) that does not arise from the sale of Items in the ordinary course of the Borrower's business;

(b) that is not subject to a valid, perfected, and enforceable first priority security interest in favor of Bank;

(c) as to which any covenant, representation or warranty contained in the Loan Documents relating to such Receivable has been breached;

(d) that is not owned by the Borrower or is subject to any right, claim, or interest of another party other than the Lien in favor of Bank;

(e) with respect to which an invoice has not been sent;

(f) generated by the sale or provision of defense articles or services, subject to exceptions approved in writing by EXIM Bank;

(g) that is due and payable from a military Buyer, subject to exceptions approved in writing by EXIM Bank;

(h) that is due and payable from a foreign Buyer located in a country with which EXIM Bank is legally prohibited from doing business as set forth in the current Country Limitation Schedule. (Note: If the Borrower has knowledge that an export to a country in which EXIM Bank may do business, as set forth in the current Country Limitation Schedule, will be re-exported to a country with which EXIM Bank is legally prohibited from doing business, the corresponding receivables (or a pro-rata portion thereof) shall not be considered EXIM Eligible Foreign Accounts.);

(i) that does not comply with the requirements of the Country Limitation Schedule;

(j) that by its original terms is due and payable more than one-hundred-eighty (180) days from the date of invoice;

(k) that is not paid within sixty (60) calendar days from its original due date unless insured through EXIM Bank (or other acceptable) export credit insurance for comprehensive commercial and political risk, in which case ninety (90) calendar days shall apply;

(l) that arises from a sale of goods to or performance of services for an employee, stockholder, or subsidiary of the Borrower, intra-company receivables or any receivable from a stockholder, any person or entity with a controlling interest in the Borrower or which shares common controlling ownership with the Borrower;

(m) that is backed by a letter of credit where the Items covered by the subject letter of credit have not yet been shipped, or where the covered services have not yet provided;

(n) that Bank or EXIM Bank, in its reasonable judgment, deem uncollectible or unacceptable; this category includes, but is not limited to, finance charges or late charges imposed on the foreign Buyer by the Borrower as a result of the foreign Buyer's past due status;

(o) that is denominated in non-U.S. currency, unless pre-approved in writing by EXIM Bank;

(p) that does not comply with the terms of sale as set forth by EXIM Bank;

(q) that is due and payable from a Buyer who becomes unable to pay its debts or whose ability to pay its debts becomes questionable;

(r) that arises from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, or any other repurchase or return basis or is evidenced by chattel paper;

(s) for which the Items giving rise to such Account have not been shipped to the Buyer or when the Items are services, such services have not been performed or when the Export Order specifies a timing for invoicing the Items other than shipment or performance and the Items have not been invoiced in accordance with such terms of the Export Order, or the Account does not otherwise represent a final sale;

(t) that is subject to any offset, deduction, defense, dispute, or counterclaim, or the Buyer is also a creditor or supplier of the Borrower, or the Account is contingent in any respect or for any reason;

(u) for which the Borrower has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment;

(v) for which any of the Items giving rise to such Account have been returned, rejected, or repossessed;

(w) that arises from the sale of Items that do not meet 50% U.S. Content requirements;

(x) that is deemed to be ineligible by EXIM Bank; or

(y) Accounts with terms of sales greater than 90 days.

Further, Eligible Accounts are also required to constitute "Eligible Export Related Accounts Receivable" (as defined in the Borrower Agreement) and meet all standards for lending as set forth in the Borrower Agreement.

"EXIM Guarantee" is that certain Master Guarantee Agreement or other agreement, as amended from time to time, the terms of which are incorporated into this EXIM Agreement.

"EXIM Loan Documents" means this EXIM Agreement, any note or notes executed by Borrower or any other agreement entered into in connection with this EXIM Loan Agreement, pursuant to which EXIM Bank guarantees Borrower's obligations under this EXIM Agreement.

"EXIM Maturity Date" is February 15, 2009.

"EXIM Facility Amount" is One Million Eight Hundred Seventy-Five Thousand Dollars ($1,875,000).

"Export Order" is a written export order or contract for the purchase by the Buyer from the Borrower of any finished goods or services which are intended for export.

"Finance Charge" is defined in Section 2.2(b).

"Financed Receivables" are all those EXIM Eligible Foreign Accounts, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

"Financed Receivable Balance" is the total outstanding gross face amount, at any time, of any Financed Receivable.

"Invoice Transmittal" shows EXIM Eligible Foreign Accounts which Bank may finance and, for each such Account, includes the Account Debtor's, name, address, invoice amount, invoice date and invoice number.

"Loan Documents" are, collectively, this EXIM Agreement, the Domestic Loan Documents, any note, or notes or guaranties executed by Borrower in connection with this EXIM Agreement or the Domestic Loan Documents, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this EXIM Agreement or the Domestic Loan Documents, all as amended, extended or restated.

"Lockbox" is defined in Section 2.2(c).

"Obligations" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including letters of credit and exchange contracts and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank and the Obligations of Borrower under the Domestic Loan Documents.

"Schedule" is any attached schedule of exceptions.

"U.S. Content" means, with respect to any Item, all the costs, including labor, materials, services and overhead, but not markup or profit margin, which are of U.S. origin or manufacture, and which are incorporated into an Item in the United States.

[Signatures Appear on the Following Page]

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IN WITNESS WHEREOF, the parties hereto have caused this EXIM Agreement to be executed as of the Closing Date.

BORROWER:

SOCKET MOBILE, INC.

By   /s/ David W. Dunlap
Name:  David W. Dunlap
Title:  Vice President of Finance and Administration and
Chief Financial Officer (Duly Authorized Officer and
Principal Financial and Accounting Officer)

BANK:

SILICON VALLEY BANK

By  /s/ Aman Johal
Name:  Aman Johal
Title:  Relationship Manager

Effective Date: December 31, 2008

EXHIBIT A

The Collateral consists of all of Borrower's right, title and interest in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles) accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; trade styles, trade names, any trade secret rights, including any rights to unpatented inventions, know how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower's books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.